Exhibit 99.1


     Contango Announces Successful Well at Its Mary Rose Prospect

    HOUSTON--(BUSINESS WIRE)--Oct. 2, 2007--Contango Oil & Gas Company (AMEX:MCF) announced a successful well at its Mary Rose prospect located in Louisiana state waters at State Lease No. 18640. The Mary Rose #1 well is located approximately six miles off the coast of Louisiana and was drilled by Contango Operators, Inc. ("COI"), a wholly-owned subsidiary of the Company.

    As of June 30, 2007, proved reserves from our Dutch and Mary Rose prospects were 226 billion cubic feet equivalent ("Bcfe") (65 Bcfe net to Contango). As of October 2, 2007, proved reserves from our Dutch and Mary Rose prospects were 380 Bcfe (109 Bcfe net to Contango), a 68% increase, as estimated by the Company's independent third party engineer. As of June 30, 2007, probable reserves from our Dutch and Mary Rose prospects were 205 Bcfe (59 Bcfe net to Contango). As of October 2, 2007, probable reserves from our Dutch and Mary Rose prospects were 220 Bcfe (63 Bcfe net to Contango), a 7% increase, also as estimated by the Company's independent third party engineer. Total proved reserves plus probable reserves were 431 Bcfe at June 30, 2007 (124 Bcfe net to Contango), and 600 Bcfe at October 2, 2007 (173 Bcfe net to Contango), a 39% increase.

    During the quarter ended September 30, 2007, production at our Dutch #1 and Dutch #2 wells was constrained for 55 of the 92 days, due to a combination of downstream mechanical problems, construction needed to expand capacity, or weather. The Dutch #1 and #2 wells are currently producing at a combined rate of 65 million cubic feet equivalent per day ("Mmcfe/d") through the Eugene Island 24 production platform. The Dutch #3 well is expected to begin producing by mid-November 2007, which we expect will increase our combined production rate to an estimated 110 Mmcfe/d.

    COI has an approximate 15.7% working interest and Republic Exploration LLC ("REX"), a subsidiary in which the Company owns a 42.7% interest, has an approximate 55.7% working interest in our Mary Rose discovery or a combined working interest net to Contango of approximately 39.5%. The net revenue interests to COI and REX are approximately 11.3% and 39.9%, respectively, or a combined net revenue interest net to Contango of approximately 28.3%.

    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "Our Dutch wells have necessitated a number of modifications to expand downstream production handling, pipeline and gas processing capacity. We expect the last of these modifications to be completed by mid-November. Our current plans are to complete and production test our Mary Rose #1 well by the end of October. The rig is then scheduled to go to the shipyard for an estimated 30 - 45 days, at which point in time we will spud our Mary Rose #2 well and immediately thereafter spud our Mary Rose #3 well."

    Mr. Peak continued, "I am very proud of what the Contango and REX teams have accomplished and look forward to continue developing our Dutch and Mary Rose discoveries as well as the spudding of at least two Gulf of Mexico wildcat exploration wells in calendar year 2008."

    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission ("SEC").

    The SEC permits oil and gas companies to disclose in their filings with the SEC only "proved" reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Contango uses in this press release the term "probable" reserves, which SEC guidelines prohibit from being included in filings with the SEC. Probable reserves are unproved reserves which are more likely than not to be recoverable. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com